News Release
U.S. Silica Expands Board of Directors with Appointment of Bonnie C. Lind

Katy, TX, July 10, 2019 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that it has appointed Bonnie C. Lind to its Board of Directors. The election of Ms. Lind increases the size of the Company's Board to seven members. Ms. Lind will also serve as an independent member of the Audit and Nominating & Governance Committees of the Board.
Ms. Lind has served as Senior Vice President, Chief Financial Officer & Treasurer of Neenah, Inc. since 2004. She currently serves on the Board of Directors of Hubbell, Inc. Ms. Lind was an employee of Kimberly-Clark from 1982 until 2004, holding a variety of increasingly senior financial and operations positions. From 1999 until June 2004, Ms. Lind served as the Assistant Treasurer of Kimberly-Clark and was responsible for managing global treasury operations. Prior to that, she was Director of Kimfibers with overall responsibility for the sourcing and distribution of pulp to Kimberly-Clark's global operations.
Commenting on the addition of Ms. Lind to the U.S. Silica board, President and Chief Executive Officer Bryan Shinn said, "Bonnie brings a wealth of public company, financial and operating expertise to U.S Silica, and I am delighted to welcome her to our board."
"Our board was committed to add a new member who would complement our board's breadth of talent and background. We are thrilled to have identified such an outstanding individual in Bonnie," said Charles Shaver, U.S. Silica's chairman. "She will bring new business perspective and invaluable insight to our board as we look to continue to grow our business and seek new opportunities to create and deliver shareholder value."
"I'm pleased to join Bryan, Charlie and the other U.S. Silica board members as this is a very exciting time for the Company," said Ms. Lind. "I look forward to leveraging my 30 plus years of experience to contribute to U.S. Silica’s success."
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000 Index. The Company is a leading producer of commercial silica used in a wide range of industrial applications and in the oil and gas industry. Over its 119-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 27 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Frederick, Maryland, Reno, Nevada and Chicago, Illinois.
Contact:
Michael Lawson
Vice President of Investor Relations and Corporate Communications
(301) 682-0304
lawsonm@ussilica.com

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